CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 10, 2016, relating to the financial statements and financial highlights of Provident Mutual Funds, Inc., comprising Provident Trust Strategy Fund for the year ended September 30, 2016, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Disclosure to Fund Service Providers” in the Statement of Additional Information.

/s/Cohen & Company, Ltd.
Cohen & Company, Ltd.
Cleveland, Ohio
January 24, 2017